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                                                                   Exhibit 2.1.1

                               AGREEMENT AND PLAN
                                       OF
                                     MERGER

                               DATED JULY __, 1998

                                  BY AND AMONG

                        ADVANCED TELECOMMUNICATIONS, INC.

                       AMERICAN TELEPHONE TECHNOLOGY, INC.

                       TELE-CONTRACTING SPECIALISTS, INC.

                                MICHAEL D. LOPATA

                                       AND

                               WILLIAM S. WHITNEY

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                               TABLE OF CONTENTS

Section                                                                    Page
                                                                           ----
ARTICLE 1   The Merger.......................................................1
      1.1   Merger...........................................................1
      1.2   Closing Payments.................................................2
      1.3   Working Capital..................................................2
      1.4   Additional Purchase Price (Earnout)..............................3
      1.5   Plan of Merger...................................................4
      1.6   Release from Guaranties..........................................4

ARTICLE 2   The Closing......................................................5
      2.1   Closing and Closing Date.........................................5
      2.2   Closing Deliveries...............................................5

ARTICLE 3   Pre-Closing Deliveries and Filings...............................6
      3.1   Company Deliveries...............................................6
      3.2   Other Filings....................................................7

ARTICLE 4   Pre-Closing Covenants............................................7
      4.1   Pending Closing..................................................7
      4.2   Interim Financial Information....................................8

ARTICLE 5   Warranties and Representations of the Company and the
            Shareholders.....................................................8
      5.1   Duly Organized...................................................8
      5.2   Qualification....................................................9
      5.3   Investments......................................................9
      5.4   Capital Stock....................................................9
      5.5   Due Authorization................................................9
      5.6   No Conflicts....................................................10
      5.7   Good Title......................................................10
      5.8   Real Property...................................................10
      5.9   Litigation......................................................10
      5.10  Compliance with Laws............................................11
      5.11  Labor Matters...................................................11
      5.12  Financial Statements............................................11
      5.13  Undisclosed Balance Sheet Liabilities...........................11
      5.14  Changes Since Balance Sheet Date................................11
      5.15  Contracts.......................................................12
      5.16  Intellectual Property...........................................12
      5.17  Taxes...........................................................13


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      5.18  Employee Plans..................................................13
      5.19  Insurance.......................................................14
      5.20  Restrictions on Subsequent Dispositions.........................14
      5.21  Condition of Assets.............................................14
      5.22  Transactions with Affiliates....................................15
      5.23  Products........................................................15
      5.24  Product Warranties..............................................15
      5.25  Employees.......................................................15
      5.26  Compliance with Environmental Laws..............................16
      5.27  Licenses; Permits...............................................17
      5.28  Customers; Suppliers............................................17
      5.29  Accounts; Safe Deposit Boxes....................................17
      5.30  Warranties True and Correct.....................................17

ARTICLE 6   Warranties and Representations of Purchaser and ATTI............17
      6.1   Duly Organized..................................................17
      6.2   Due Authorization...............................................18
      6.3   No Conflicts....................................................18
      6.4   Litigation......................................................18

ARTICLE 7   Conditions of Closing Applicable to Purchaser and ATTI..........18
      7.1   No Termination..................................................18
      7.2   Bring-Down of Warranties........................................19
      7.3   No Injunction...................................................19
      7.4   Necessary Proceedings...........................................19
      7.5   Regulatory Approval.............................................19
      7.6   Schedules.......................................................19
      7.7   Resignations....................................................19
      7.8   Addendum to Stockholders Agreement..............................19

ARTICLE 8   Conditions to Closing Applicable to the Company and the
            Shareholders....................................................20
      8.1   No Termination..................................................20
      8.2   Bring-Down of Warranties........................................20
      8.3   No Injunction...................................................20
      8.4   Necessary Proceedings...........................................20
      8.5   Regulatory Approval.............................................20

ARTICLE 9   Termination.....................................................21
      9.1   Termination Events..............................................21
      9.2   Effects of Termination..........................................21

ARTICLE 10  Indemnification.................................................22


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      10.1  Indemnification of Purchaser....................................22
      10.2  Indemnification of Shareholders.................................22
      10.3  Procedure Relative to Indemnification...........................23
      10.4  Limitation on Indemnification Liabilities.......................24

ARTICLE 11  Covenant Not to Compete.........................................24
      11.1  Definitions.  ..................................................24
      11.2  Non-Competition.................................................26
      11.3  Confidentiality.................................................26
      11.4  Remedies in the Event of Breach.................................26
      11.5  Reasonableness  of Restrictions.................................26
      11.6  Termination of Non-competition..................................27

ARTICLE 12  Miscellaneous...................................................27
      12.1  Expenses........................................................27
      12.2  Financial Advisors' Fees........................................28
      12.3  Accrued Vacation Pay............................................28
      12.4  Survival of Warranties and Representations......................28
      12.5  Entire Agreement................................................28
      12.6  Pre-Closing Publicity...........................................28
      12.7  Counterparts....................................................29
      12.8  Savings Clause..................................................29
      12.9  Successors and Assigns..........................................29
      12.10 No Third Party Beneficiary......................................29
      12.11 Governing Law and Consent to Jurisdiction.......................29
      12.12 Notices.........................................................29
      12.13 Schedules.......................................................30
      12.14 No Waiver.......................................................30


                                      iii
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                            EXHIBITS AND SCHEDULES

Exhibits

Exhibit A.................................................................1, 1
Exhibit B....................................................................5
Exhibit C....................................................................6

Schedules

Schedule 1.4.................................................................3
Schedule 4.1.............................................................7, 19
Schedule 5.2............................................................11, 14
Schedule 5.3.................................................................9
Schedule 5.4.................................................................9
Schedule 5.6................................................................10
Schedule 5.8................................................................10
Schedule 5.9................................................................10
Schedule 5.10...............................................................11
Schedule 5.11...............................................................11
Schedule 5.13...............................................................11
Schedule 5.14...............................................................11
Schedule 5.15...............................................................12
Schedule 5.16...........................................................12, 13
Schedule 5.17...............................................................13
Schedule 5.18...........................................................13, 14
Schedule 5.19...............................................................14
Schedule 5.21...............................................................14
Schedule 5.22...............................................................15
Schedule 5.23...............................................................15
Schedule 5.24...............................................................15
Schedule 5.25...............................................................15
Schedule 5.27...............................................................17
Schedule 5.28...............................................................17
Schedule 5.29...............................................................17

                                       iv
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                                 AGREEMENT AND
                                PLAN OF MERGER

            This Agreement is made as of the ____ day of July, 1998, by and among Advanced Telecommunications, Inc., a Minnesota corporation ("Purchaser"), American Telephone Technology, Inc., a Minnesota corporation ("ATTI"), Tele-Contracting Specialists, Inc., a Colorado corporation (the "Company"), Michael Lopata ("Lopata"), and William Whitney ("Whitney") (each of the foregoing individuals being sometimes referred to as a "Shareholder" and such individuals collectively as the "Shareholders").

                                   RECITALS

            A. The Company has authorized capital stock of 10,000 shares of common stock, with no par value ("Company Common Stock") of which 1,000 shares are outstanding as of the date hereof.

            B. ATTI is a wholly-owned subsidiary of Purchaser.

            C. Purchaser, ATTI, the Company and the Shareholders desire to have the Company merge with and into ATTI pursuant to a transaction in which the separate existence of the Company will cease and ATTI shall continue as the surviving corporation. Each share of Company Common Stock will be exchanged for either shares of Purchaser's Class A common stock or cash and the parties intend that the transaction qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code").

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Purchaser, ATTI, the Company and the Shareholders hereby agree as follows:


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                                   ARTICLE 1

                                  The Merger

            1.1 Merger. The acquisition of the Company by Purchaser shall be effected through the merger (the "Merger") of the Company with and into ATTI pursuant to which the separate existence of the Company shall cease, and ATTI shall continue as the surviving corporation as a wholly-owned subsidiary of Purchaser under the corporate name of American Telephone Technology, Inc. (ATTI is herein sometimes referred to as the "Surviving Corporation") all in accordance with the plan of merger (the "Plan of Merger") to be filed with the Secretaries of State of Colorado and Minnesota in substantially the form of Exhibit A attached hereto. At the Effective Time of the Merger:

            (1) All shares of Company Common Stock outstanding immediately prior to the Effective Time of the Merger will be exchanged for cash and shares of Purchaser's Class A common stock ("Purchaser Common Stock"). Each share of Purchaser Common Stock has an agreed value of $126.65.

            (2) The "Effective Time of the Merger" shall be the time when the Plan of Merger and all other necessary documents are accepted for filing by the Secretaries of State of Minnesota and Colorado.

            1.2 Closing Payments.

            (1) At the Closing (as hereinafter defined) Purchaser shall deliver the following cash and share considerations:


                         Purchaser                           Total Merger
Shareholder             Share Value           Cash          Consideration
-----------             -----------           ----          -------------
Lopata                   468,830            312,553           781,383

Whitney                  156,276            104,185           260,461

TOTAL                    625,106            416,738          1,041,844

            (2) The cash portion of the consideration payable by Purchaser pursuant to Section 1.2(a) shall be wire transferred on the Closing Date (as herein defined) to a bank account designated by the Company (subject to the rights of Pacific Acquisition, the business broker engaged by the Company and the Shareholders) established for the benefit of the

      Shareholders upon Purchaser's receipt of the certificates representing all of the issued and outstanding Company Common Stock held by Shareholders. At Closing, $51,167 of the cash consideration paid by Purchaser shall be payable to Pacific Acquisition, such payment having the effect of ratably reducing the cash payable to each of the Shareholders.

            (3) To secure the Shareholders' obligations under Article 10 of this Agreement and to further secure performance by the Company and the Shareholders of their obligations under Section 1.3 below, the Shareholders agree that Purchaser may hold in reserve 395 shares of the Purchaser's Common Stock received by the Shareholders under this Agreement. Such shares held in reserve and not subject to claim of Purchaser at the end of twelve months from the date hereof and shall be delivered to the Shareholders.

            1.3 Working Capital. The Company will have Working Capital of not less than $188,000 as of June 30, 1998. For purposes of this Section 1.3, "Working Capital" is the sum of cash, accounts receivable less than 90 days past due, and inventory, less any trade or other payables, accrued expenses and other current liabilities. The parties to this Agreement have agreed that the inventory of the Company has a value of $36,000.

            Within 30 days after the Closing Date, Purchaser's accountants will prepare a balance sheet accurately reflecting the actual Working Capital of the Company as of June 30, 1998 (the "June Balance Sheet"). The amount of cash payable to the Shareholders under Section 1.2 above shall be adjusted upward or downward based upon Working Capital being more or less than $188,000 as set forth in the June Balance Sheet. Any amounts owed by the Shareholders as a result of such determination shall be paid to Purchaser within 30 days of issuance of the June Balance Sheet. Any amount owed by Purchaser to the Shareholders by reason of such adjustment shall be made within 30 days of the issuance of the June Balance Sheet, payable as follows:

            First, four percent (4%) of the excess Working Capital to Pacific Acquisition;

            Second, seventy-two percent (72%) of the excess Working Capital to Lopata; and

            Third, twenty-four percent(24%) of the excess Working Capital to Whitney.

            1.4 Additional Purchase Price (Earnout). In addition to the purchase price set forth in Section 1.2 hereof, cash and shares of Purchaser Common Stock (as specified below) having a value of $250,000 (the "Earnout Proceeds"), shall be paid by Purchaser to Shareholders as provided herein if Pro Forma TSI and ATTI achieve certain specified levels of financial performance (Purchaser's obligation to pay all or a portion of the Earnout Proceeds to Shareholders is hereinafter referred to as the "Earnout"). For purposes of this Agreement, the term "Pro Forma TSI" means the Company and all of the Company's income and expense items accounted for after the Effective Date of the Merger as if the Merger did not occur. The Earnout will be based on the Financial performance of Pro Forma TSI over the twelve-month period ending on June 30, 1999, and ATTI

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(including Pro Forma TSI) over each of the succeeding four twelve-month periods ending on June 30, 2000, 2001, 2002 and 2003. The maximum value of Earnout Proceeds that can be received by the Shareholders pursuant to the Earnout in each of the five twelve-month periods is $50,000.

            In the first fiscal year after Closing the Earnout will work as follows: First, Pro Forma TSI must achieve, on a quarterly bis, (a) the gross revenue (net of sale tax) amounts and (b) the minimum levels of normal operating earnings before interest, income taxes and amortization ("EBITA") set forth for quarters 1, 2, 3 and 4 on Schedule 1.4 to this Agreement. Achievement of both revenue and EBITA targets for a particular fiscal quarter will entitle the Shareholders to Earnout Proceeds having a value of $12,500. The revenue targets are accorded a 25% weighting and the EBITA targets are accorded a 75% weighting. For example, if Pro Forma TSI meets the revenue target for quarter 1 it shall be entitled to receive Earnout Proceeds having a value of $3,125. If in that same quarter Pro Forma TSI meets the EBITA target, it shall be entitled to additional Earnout Proceeds having a value of $9,375. Failure to achieve one of the financial performance targets in a particular quarter will not prevent the Shareholders from receiving Earnout Proceeds for meeting the other performance target for such quarter. If Pro Forma TSI fails to achieve a performance target in a particular fiscal quarter, it can still receive the Earnout Proceeds attributable to that quarter if available from revenue or EBITA amounts which exceed the targeted revenue and EBITA amounts achieved in the following two fiscal quarters.

            In the second through the fifth years of the Earnout, comparable revenue and EBITA targets shall be agreed upon for ATTI (including Pro Forma
TSI) and the parties agree to negotiate in good faith the amounts of revenue and EBITA target for ATTI. If the parties fail to so agree on revenue and EBITA targets for ATTI, the Earnout shall continue to be based upon the revenue and EBITA targets set forth on Schedule 1.4 with respect to Pro Forma TSI alone.

            The EBITA for Pro Forma TSI and ATTI shall be calculated within one-hundred twenty (120) days of fiscal year ends 1999, 2000, 2001, 2002, and 2003.

            For the first three years of the Earnout (those ending June 30, 1999, 2000 and 2001), any portion of the Earnout Proceeds payable to Shareholders shall be paid in Purchaser Common Stock (based on a fixed price per share of $126.65). For the final two years of the Earnout (those ending June 30, 2002 and 2003), any portion of the Earnout Proceeds payable to the Shareholders shall be paid in cash or Purchaser Common Stock at the then-prevailing "market price", at the election of each of the Shareholders. For purposes of this Agreement, the term "market price" of Purchaser Common Stock shall mean, for any date, the average closing sale price of shares of such stock on any stock exchange during the 30 trading days immediately preceding the date in question or, if the shares are not listed on any such exchange, the "market value" is the fair market value on the date in question of the shares as determined in good faith by the Board of Directors of Purchaser.

            1.5 Plan of Merger. As soon as practicable after the execution of this Agreement, but prior to the Effective Time of the Merger, ATTI and the Company shall execute the Plan of

Merger and any and all other documents or instruments as may be required by Colorado and Minnesota law. If this Agreement terminates and the Closing is not held hereunder, the Plan of Merger shall be deemed to have been terminated and abandoned pursuant to Section 2 of the Plan of Merger.

            1.6 Release from Guaranties. After Closing, Purchaser will use its best efforts to obtain the releases of the Shareholders from personal guaranties given by such Shareholders to equipment suppliers and automobile lessors. Purchaser agrees to indemnify the Shareholders and hold them harmless from and against any and all claims, damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including, without limitation, attorneys' and accountants' fees) of or against the Shareholders resulting from any guaranty of obligations of the Company given by the Shareholders prior to the Closing Date.

                                   ARTICLE 2

                                  The Closing

            1.7 Closing and Closing Date. Subject to the provisions of Articles 7 and 8 hereof, the closing (the "Closing") of the Merger will take place at Purchaser's offices on June 18, 1998 or at such other place, at such other time, or on such other date as the Company, the Shareholders and Purchaser may collectively agree. The date on which the Closing takes place is referred to as the "Closing Date."

            1.8 Closing Deliveries. At the Closing:

            (1) The executed Plan of Merger (together with the articles of merger) satisfying the requirements of Colorado and Minnesota law shall be filed by ATTI and the Company with the Secretaries of State of Colorado and Minnesota.

            (2) The Shareholders will execute and deliver to Purchaser 395 shares of Purchaser Common Stock to Purchaser together with Stock powers exercised in blank.

            (3) Purchaser and/or ATTI shall deliver to the Company and the Shareholders the following:

                  (1) the certificates and other documents and instruments
            referred to in Article 8 hereof;

                  (2) a true and complete copy of the Articles of Incorporation of each of Purchaser and ATTI, including all amendments thereto, as certified to by an appropriate governmental official;

                  (3) a copy of the resolutions adopted by the Board of
            Directors of each of Purchaser and ATTI authorizing the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of Purchaser and ATTI, respectively;

                  (4) an opinion of counsel for Purchaser and ATTI in
            substantially the form of Exhibit B --------- attached hereto; and

                  (5) payment by ATTI of the amounts payable in respect of
            accrued vacation pay as described in Section 12.3 of this Agreement.

            (4) The Company and the Shareholders shall deliver to Purchaser the following:

                  (1) the certificates and other documents and instruments
            referred to in Article 7 hereof;

                  (2) A true and complete copy of the Articles of Incorporation of the Company, including all amendments thereto, as certified to by an appropriate governmental official, and a true and complete copy of the By-Laws of the Company, as certified to by the Secretary of the Company;

                  (3) A true and complete copy of each material contract,
            agreement, commitment or plan described on any Schedule hereto;

                  (4) A copy of the resolutions adopted by the Board of
            Directors of the Company authorizing the execution and delivery of this Agreement and the Plan of Merger by the Company and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of the Company;

                  (5) The resignations of the directors and officers of the
            Company, effective as of the Closing Date;

                  (6) an opinion of counsel for the Company and Shareholders in substantially the form of Exhibit C attached hereto;

                  (7) Noncompetition Agreements executed by Shareholders; and

                  (8) Employment letter agreements executed by Shareholders.

                  (9) Addendum to Stockholders Agreement executed by
            Shareholders.

                                   ARTICLE 3

                      Pre-Closing Deliveries and Filings

            1.9 Company Deliveries.

            (1) The Company has heretofore delivered to Purchaser and ATTI, the financial statements of the Company for the fiscal years ended December, 1995, 1996, and 1997 and the fiscal quarter ended March 31, 1998 (collectively, the Financial Statements"). The balance sheet of the Company as of December 31, 1997 is hereinafter referred to as the "Balance Sheet" and December 31, 1997 is hereinafter referred to as the "Balance Sheet Date."

            (2) The Company and the Shareholders shall prepare and deliver to Purchaser all of the Schedules to this Agreement by June 15, 1998, and shall from time to time prior to Closing promptly amend, supplement and update the Schedules as necessary.

            1.10 Other Filings. The Company and Purchaser agree to use all commercially reasonable efforts to (a) promptly file, or cause to be promptly filed, with any United States agency or any state or local governmental body or agency, all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby; and (b) thereafter diligently pursue all consents or approvals from any such governmental agencies or bodies as may be necessary to consummate the transactions contemplated hereby.

                                   ARTICLE 4

                             Pre-Closing Covenants

            1.11 Pending Closing. From the date hereof until the Closing Date, except as set forth on Schedule 4.1 or as otherwise required by this Agreement, the Company shall, unless Purchaser shall otherwise agree in writing:

            (1) carry on the business of the Company in the ordinary course;

            (2) continue to insure the Company and its properties substantially in accordance with its past practices;

            (3) use reasonable efforts to preserve the Company's business organization intact, keep available the Company's present management and employees, and preserve the Company's present relationships with its suppliers and customers and others with which it has business relationships;

            (4) not solicit, initiate or intentionally encourage the submission of offers or proposals from any Person (other than Purchaser and ATTI) for the acquisition of the stock or any significant portion of the assets or business of the Company;

            (5) not issue, sell or otherwise dispose of any of its shares of capital stock or grant any options, warrants or other rights to acquire any of its shares of capital stock;

            (6) not declare or pay any cash or non-cash dividends on its capital stock or any other cash or non-cash distributions in respect of its capital stock;

            (7) pay all trade accounts and other accounts payable of the Company when due in the ordinary course or in accordance with past practices (provided that such practices are and have been reasonably acceptable to the Company's creditors in the past);

            (8) not extend or shorten the time for payment of the Company's accounts receivable other than in accordance with past practices or in the ordinary course;

            (9) not (i) issue any debt securities or (ii) incur any indebtedness for money borrowed whether long or short term other than trade payables incurred in the ordinary course;

            (10) not incur or agree to incur any obligations or liabilities except current liabilities accrued in the ordinary course of business, none of which materially adversely affect the Company's business or assets;

            (11) not sell, lease or otherwise dispose or agree to sell, lease or otherwise dispose of any of its assets except sales of inventory to end user customers at standard industry prices and terms, in the ordinary course of business;

            (12) not make any change in the rate of compensation, commission, bonus or other remuneration payable or paid or agreed to be paid to any of its employees; and

            (13) make any write down or write up of the value of any of its inventory.

            If there is a breach of this Section 4.1(d), and the Closing is not consummated, the Company and Shareholders jointly and severally agree to pay Purchaser damages in the amount of $50,000 in cash plus all of Purchaser's out-of-pocket expenses (including, but not limited to, attorneys' and accountants' fees and expenses).

            1.12 Interim Financial Information. The Company shall deliver to Purchaser such financial information that is available to the Company and which Purchaser shall reasonably request, reflecting the results of operations for the Company subsequent to March 31, 1998, but prior to the Closing.

                                    ARTICLE 5

       Warranties and Representations of the Company and the Shareholders

            The Company and the Shareholders jointly and severally warrant and represent to and covenant with Purchaser as follows:

            1.13 Duly Organized. The Company is a corporation, duly incorporated, validly existing and in good standing under Colorado law. The Company has the corporate power and holds all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary to own and operate its properties and to conduct its business as presently conducted, the failure of which to hold would have an adverse effect on the financial condition or operations of the Company.

            1.14 Qualification. Except as set forth in Schedule 5.2, the Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the nature or location of the Company's business or properties requires such qualification, except such jurisdictions in which the failure so to qualify is not likely to have a material adverse effect on the financial condition or operations of the Company.

            1.15 Investments. Except as set forth on Schedule 5.3, the Company does not own, and on the Closing Date will not own, any securities or any other direct or indirect interest in any person or entity.

            1.16 Capital Stock.

            (1) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue, the number of such shares which are issued and outstanding, and the number of treasury shares are set forth on Schedule 5.4. All of the issued and outstanding shares of the Company's Common Stock are now, and will on the Closing Date, be owned by the Shareholder and will be transferred to the Purchaser free and clear of all mortgages, pledges, liens, security interests, restrictions, adverse claims or charges or third party rights of any kind.

            (2) Except as set forth on Schedule 5.4, there are no outstanding options, conversion rights, warrants or other rights in existence to acquire from the Company any of its shares of capital stock.

            (3) The issued and outstanding shares of capital stock of the Company as of the date hereof and as of the Closing Date have been and will be duly and validly issued and are fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive rights, and, except as set forth on Schedule 5.4, there are no voting trust agreements or other contracts, agreements or arrangements to which either the Company or either of the Shareholders is a party restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company.

            1.17 Due Authorization. The Company has all right, power and authority required for it to enter into, and, subject to the requisite approval of the Shareholders, to perform its obligations under this Agreement and the Plan of Merger; the Company has taken all corporate actions on its part necessary or appropriate to execute, deliver and perform this Agreement and the Plan of Merger and to consummate the Merger, and this Agreement has been duly authorized, executed and delivered by the Company and is binding upon and enforceable against the Company in accordance with its terms and conditions, and, when executed and delivered by the Company, the Plan of Merger will be duly authorized, executed and delivered by the Company and will be binding upon, and enforceable against, the Company in accordance with its terms and conditions.

            1.18 No Conflicts. Except as set forth on Schedule 5.6, neither the execution or delivery by the Company of this Agreement or the Plan of Merger, nor the performance by the Company of its obligations hereunder or thereunder, does or will, after the giving of notice, or the lapse of time, or otherwise:

            (1) conflict with, result in a breach of, or constitute a default under, the Articles of Incorporation or By-Laws of the Company or (i) any federal, state or local law, statute, code, ordinance, rule or regulation applicable to it, (ii) any federal, state or local court or administrative order or process to which the Company is a party or is bound, or (iii) any material contract, agreement, arrangement, commitment, or plan to which the Company is a party, or under which the Company may be obligated, or by which the Company or any of its material rights, properties or assets may be subject or bound;

            (2) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or assessment upon any of the material rights, properties or assets of the Company; or

            (3) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which the Company is a party, or under which the Company may be obligated, or by which the Company or any of the rights, properties or assets of the Company may be subject or bound.

            1.19 Good Title. On the Balance Sheet Date, the Company had, and on the date hereof has, and on the Closing Date will have, good and marketable title to all the properties and assets reflected on the Balance Sheet, subject to no mortgages, pledges, security interests, liens, encumbrances or other charges of any kind, except (a) as to personal property sold or otherwise disposed of after the Balance Sheet Date in the ordinary course of business; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (d) liens for taxes, assessments and other governmental charges which are not yet due and payable; and (d) other imperfections of title or encumbrances which do not materially impair the use and operations of the Company's assets or properties to which they relate in the operation of the Company's business as presently conducted.

            1.20 Real Property. Schedule 5.8 contains a true and complete list and brief description of all real property owned or leased by the Company, either as lessor or lessee.

            1.21 Litigation. Except as set forth on Schedule 5.9 there are no actions, suits or proceedings pending, threatened in writing against the Company, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Company would have a material adverse effect on the financial condition or operations of the Company. Except as set forth on Schedule 5.2, the Company is not operating under, or subject to, any governmental order, writ, injunction or decree.

            1.22 Compliance with Laws. The Company is not conducting its business or affairs in violation of any applicable federal, state or local law, statute, ordinance, rule, permit or regulation except (a) as set forth on
Schedule 5.10 or (b) for violations which individually or in the aggregate would not have a material adverse effect on the financial condition or operations of the Company.

            1.23 Labor Matters. Except as set forth on Schedule 5.11, there is no labor dispute, grievance, strike or request for union representation affecting any of the Company's employees generally pending, or threatened against the Company. The Company is not a party to any collective bargaining agreement and no such contract is currently being negotiated with the Company. No representation question exists or has been raised respecting the employees of the Company, nor are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization.

            1.24 Financial Statements. The Financial Statements were prepared from the Company's books and records consistent with historical accounting practices and present fairly in all material respects the financial position, results of operations and changes in cash flows of the Company at the dates and for the periods indicated therein. The accounts receivable reflected in the Financial Statements were generated in the ordinary course and are collectible, subject to the reserves in the Financial Statements for doubtful accounts.

            1.25 Undisclosed Balance Sheet Liabilities. Except as set forth on
Schedule 5.13,

            (1) on the Balance Sheet Date, the Company did not have any material liability of a nature required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, which was not disclosed, reflected or reserved against in the Balance Sheet; and

            (2) except for liabilities which have been incurred in the ordinary course of business, since the Balance Sheet Date, the Company has not incurred any material liability of any nature which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles.

            1.26 Changes Since Balance Sheet Date. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course, and, except as contemplated by this Agreement or as set forth on Schedule 5.14, there has not been any:

            (1) material adverse change in the financial condition or business of the Company other than changes relating to general economic conditions or developments affecting the Company's industry generally;

            (2) sale, assignment, transfer, mortgage, pledge or lease of any material amount of assets of the Company, except in the ordinary course of business;

            (3) declaration, payment or distribution in respect of, or purchase or redemption of, any shares of the Company's capital stock;

            (4) capital expenditures by the Company in excess of $5,000 for any single item or $20,000 in the aggregate;

            (5) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

            (6) loan by the Company to any Person or guaranty by the Company of any loan, other than routine advances to employees in the ordinary course of business;

            (7) amendment of the Articles of Incorporation or By-Laws of the Company; or

            (8) agreement by the Company to do any of the foregoing.

            1.27 Contracts.

            (1) All contracts and agreements which are material to the financial condition or operations of the Company (collectively, "Contracts") are described on Schedule 5.15, except for the following contracts and agreements which are not required to be set forth on Schedule 5.15: (i) normal purchase and sale commitments heretofore or hereafter entered into in the ordinary course of business; (ii) any Contract that involves an aggregate commitment by the Company of less than $10,000; and (iii) any Contract which is terminable by the Company by notice of not more than 30 days for a cost of less than $10,000.

            (2) Each Contract listed on Schedule 5.15 is in full force and effect. The Company has performed in all material respects all obligations required to be performed by it to date under the Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

            1.28  Intellectual Property.

            (1) Schedule 5.16 sets forth all patents, trade names, service marks and copyrights (whether or not such trademarks, trade names, service marks and copyrights are registered), and all pending applications therefor, owned by the Company, or in which the Company has any interest, which are material to the business of the Company.

            (2) There is not any claimed or actual infringement or misappropriation by the Company of any valid patent, trademark, trade name, service mark or copyright which relates to the business of the Company and which is owned by any third party, and which will have a material adverse effect on the financial condition or operations of the Company.

            (3) Except as set forth on Schedule 5.16, there is no pending or threatened claim asserted in writing by the Company against others for infringement or misappropriation of any patent, trademark, trade name, service mark or copyright owned by the Company.

            (4) Except as set forth on Schedule 5.16, all applications to register patents, trademarks, trade names, service marks or copyrights which have been filed by or on behalf of the Company, and any resulting registrations are owned by the Company, free and clear of any security interest, lien, encumbrance or any interest of any nature of any third party.

            1.29 Taxes. The Company has timely filed without extensions or will file all foreign, federal, state and local tax returns and estimates for all years and periods (and portions thereof) through the Closing Date for which any such returns, reports or estimates were due or will be due and any and all amounts shown on such returns and reports to be due and payable through the Closing Date have been or will be paid in full, and since the Balance Sheet Date, the Company has not incurred any liability with respect to any taxes based on income, gross revenues, gross receipts, purchases, sales, business, capital stock or surplus, properties or assets of the Company except in the ordinary course of business. The federal income tax returns of the Company have never been examined by the Internal Revenue Service. Except as set forth on Schedule 5.17, there are no pending audits, investigations or examinations, by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by the Company nor has there been any claim made against the Company alleging a failure to pay or report any kind of tax which may be assessed by any such taxing authority against the Company. Schedule 5.17 sets forth the states in which the Company has made sales during the past three years.

            1.30 Employee Plans.

            (1) For the purposes of this Section 5.18, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements, including, without limitation, any pension plan as defined in Section 3(2) of The Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, to which the Company is a party.

            (2) There are no Employee Plans other than those set forth on
      Schedule 5.18.

            (3) Prior to the date hereof, the Company has delivered to Purchaser a copy of each Employee Plan set forth on Schedule 5.18.

            (4) The Company does not maintain any "pension plans" as defined in
      Section 3 (2) of ERISA other than those set forth on Schedule 5.18.

            (5) Each Employee Plan, if any, and the administrators and fiduciaries of each Employee Plan and the Company have complied, in all material respects, with all applicable requirements of ERISA and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan.

            (6) The Company has no obligation. to contribute to a "Multi-Employer Plan," as defined in Section 3(37) of ERISA.

            (7) No "reportable event" (as defined in ERISA) has occurred with respect to any Employee Plan.

            1.31 Insurance. The Company has in full force and effect all policies of insurance set forth on Schedule 5.19; the Company will have in full force and effect on the Closing Date such policies of insurance or policies of insurance of substantially the same character and coverage AS those set forth on Schedule 5.19; and the Company will notify Purchaser in writing of any changes in such insurance coverage occurring prior to the Closing which would have a material adverse effect on the financial condition or operations of the Company.

            1.32 Restrictions on Subsequent Dispositions. Each of the Shareholders receiving shares of Purchaser's Common Stock in the Merger agrees not to dispose of any shares in a manner that would cause the Merger to violate the continuity of Shareholder interest requirements set forth in Treasury Regulation ss. 1.368-1. Each of the Shareholders acknowledges that his right to transfer any shares of Purchaser Common Stock will be further restricted contractually pursuant to the terms of Purchaser's Stockholders Agreement dated July 1, 1996, to which each Shareholder will become a party upon the Closing Date. Each of the Shareholders receiving shares of Purchaser's Common Stock in the Merger represents that such shares are being purchased for his own account and for investment and without the intention of reselling or redistributing the same; each such Shareholder further acknowledges that the shares to be received in the Merger have not been registered under the Securities Act of 1933 or relevant state securities laws and are, therefore, restricted.

            1.33 Condition of Assets. Except as set forth in Schedule 5.21, all of the tangible personal property of the Company is (i) in good operating condition and repair, ordinary wear and tear excepted and (ii) maintained in accordance with sound maintenance practices. The Company's assets are sufficient for the operation of its business in the ordinary course and are suitable for the purpose for which they are being used. The amount of the Company's inventory and supplies currently on hand (i) is sufficient for the operation of the Company's business in the ordinary course based on current levels of operation;
(ii) has been purchased in the ordinary course of business; (iii) is consistent in quality and quantity with past practices of the Company; and (iv)is not obsolete and is of a quality and quantity usable and salable in the ordinary course of business within twelve (12) months subsequent to the Closing. All property leased by the Company is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof. None of the Shareholders has any direct or indirect interest in any right, property or asset used or required by the Company in the conduct of its business.

            1.34 Transactions with Affiliates. Except as disclosed in Schedule 5.22, since December 31, 1992, no stockholder, director, officer or employee of the Company, nor any ancestor, sibling, descendent or spouse (an "Affiliate") of any such person, or any trust, partnership or corporation in which any of such persons or their Affiliates have a material interest, has had: (i) except for passive investments, any interest in any entity which has purchased, sold or furnished to the Company any goods or services; (ii) a beneficial interest in any lease, contract, commitment or understanding to which the Company is a party or by which it is bound or affected; (iii) except for salary and bonuses in the ordinary course of business consistent with past practices, any interest or claim against the Company or any assets of the Company; or (iv) any interest in any assets used in the business of the Company.

            1.35 Products. Except as disclosed in Schedule 5.23, no claim for product liability has ever been asserted against the Company and no event has occurred which might give rise to the assertion of any such claim. There is no deficiency or inadequacy in the manufacture, design or formulation of any of the Company's products which may hereafter give rise to any such failure or result in any such claim.

            1.36 Product Warranties. All products sold and services provided by the Company (and the delivery thereof) have been in conformity with all applicable contractual commitments and all express or implied warranties by the Company and its suppliers. No liability for any warranty claims exist for the repair or replacement thereof or other damages in connection with such services, sales or deliveries, except for any such claims incurred in the ordinary course of business consistent in amount and character with past experience of the Company. Copies of the standard terms and conditions of sale, delivery or lease of the Company (including, without limitation, all warranty provisions) are attached hereto as Schedule 5.24.

            1.37 Employees. Attached Schedule 5.25 lists:

            (1) all employee handbooks and/or manuals relating to the employees of the Company, true and correct copies of which have been delivered to Purchaser; and

            (2) all employees of the Company, together with their job descriptions, rates of salary or wages, vacation benefits, and each bonus, deferred compensation, stock option, incentive compensation, severance or termination pay agreement or employment benefit applicable to each such employee, whether formal or informal and whether legally binding or not.

            1.38 Compliance with Environmental Laws.

            (1) Neither the Company, any Shareholder nor, to the Shareholders' knowledge, any other user or owner of the Company's leased real property (the "Real Estate") has violated or been threatened with or received a notice, directive, violation report or charge asserting any violation of the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation Recovery Act of 1976 ("RCRA"), the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act of 1976, or any other Laws regulating or otherwise affecting or relating to the environment ("Environmental Laws"), as the same may have been amended. To the Shareholder's knowledge, no action has been taken against the Real Estate, any Shareholder, the Company or any other user or owner of the Real Estate by any federal, state or local department or agency concerning any Environmental Laws. To the Shareholders' knowledge the Real Estate and the Company are, and at all times in the past have been, in compliance with all Environmental Laws. No assets of the Company are required to be upgraded, modified or replaced to be in compliance with Environmental Laws.

            (2) Neither the Company, any Shareholder nor, to the Shareholders' knowledge, any user or owner of the Real Estate has generated, stored, used, disposed of, spilled, discharged or released any substance in any manner on the Real Estate and the improvements thereon or on property adjacent to the Real Estate or performed an environmental cleanup on the Real Estate or adjacent property which may form the basis for any present or future claim against the Company based upon Environmental Laws, or any demand or action seeking cleanup of any site, location or body of water, surface or subsurface, under any Environmental Laws, or otherwise, or which may subject the Company and/or Purchaser to claims for damages.

            (3) To the Shareholders' knowledge, (i) no septic systems or wells exist on, in or under any of the Real Estate; (ii) the Real Estate has never been used as a landfill, dump site or any other use which involves the disposal of solid waste on the Real Estate in a manner which may subject the Company to any claim for cleanup or damages under Environmental Laws; and (iii) no hazardous or toxic substances or waste, as defined under Environmental Laws, are located at, on or under any of the Real Estate, or have been used, generated, treated, stored, disposed of, handled or removed from any of the Real Estate.

            (4) To the Shareholders' knowledge, (i) no above ground or underground storage tanks have ever been located at, on or under any of the Real Estate; (ii) at no time prior to or during the Company's use of the Real Estate have hazardous or toxic substances or wastes, as defined under Environmental Laws, been spilled, discharged, leaked, discarded, released or otherwise deposited on any of the Real Estate;
      and (iii) none of the Real Estate
      is contaminated by hazardous or toxic substances or wastes, as defined under Environmental Laws, originating from off-site sources.

            (5) No environmental claims have been asserted or are threatened or are anticipated to be asserted against the Company with respect to the Real Estate, any of its assets and/or the operation of its business.

The phrase "to the Shareholders' knowledge," as used in this Section 5.26, means the actual knowledge of either Shareholder without having made independent inquiry concerning the factual matters referred to in this Section.

            1.39 Licenses; Permits. Except as disclosed in Schedule 5.2, the Company is in compliance with and has all permits, registrations and authorizations required by all applicable Laws in the operation of the Company's business. Attached hereto as Schedule 5.27 is a true and complete list of all licenses, permits, registrations and authorities issued or granted to the Company by local, state or federal government authorities or agencies. The Company is not in breach or violation of any applicable Law relating thereto and all such licenses, registrations, permits and authorities are current and effective.

            1.40 Customers; Suppliers. Schedule 5.28 attached hereto sets forth, with respect to the last three (3) fiscal years of the Company, a list of the ten (10) largest customers of the Company determined by dollar amount of goods purchased from the Company. The Company and the Shareholders have received no notice or indication, and have no reason to believe, that any customer, supplier or third party to material contracts of the Company intends to cease doing business or reduce in any material respect the business transacted with the Company or to terminate or modify any agreements with the Company (whether as a result of consummation of the transactions contemplated hereby or otherwise).

            1.41 Accounts; Safe Deposit Boxes. Attached hereto as Schedule 5.29 is (i) a true and complete list of the bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon, and (ii) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder.

            1.42 Warranties True and Correct. No warranty or representation by the Shareholders contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the warranties or representations herein or therein contained not misleading. The Company and the Shareholders have disclosed to Buyer all material adverse facts known to the Company or the Shareholders relating to the Company, its assets or business.

                                   ARTICLE 6

                       Warranties and Representations of
                               Purchaser and ATTI

            Purchaser and ATTI warrant and represent to and covenant with the Company and the Shareholders as follows:

            1.43 Duly Organized. Purchaser and ATTI are corporations duly incorporated, validly existing and in good standing under the laws of Minnesota. Each of Purchaser and ATTI has the corporate power and holds all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary to own and operate its properties and to conduct its business as presently conducted, the failure of which to hold would have a material adverse effect on the financial condition or operations of either Purchaser or ATTI.

            1.44 Due Authorization. Each of Purchaser and ATTI has all right, power and authority required for it to enter into and perform its obligations under this Agreement and, in the case of ATTI, the Plan of Merger. Upon approval of this Agreement by the Boards of Directors of Purchaser and ATTI, each of Purchaser and ATTI will have taken all corporate actions on its part necessary or appropriate to execute, deliver and perform this Agreement and, in the case of ATTI, to consummate the Merger, and this Agreement will have been duly authorized, executed and delivered by each of Purchaser and ATTI and will be binding upon, and enforceable against it in accordance with its terms and conditions; and, when executed and delivered by ATTI, the Plan of Merger will be duly authorized, executed and delivered by ATTI and will be binding upon, and enforceable against, ATTI in accordance with its terms and conditions.

            1.45 No Conflicts. The execution and delivery of this Agreement by Purchaser and ATTI, and the execution and delivery of the Plan of Merger by ATTI, and the performance of their respective obligations hereunder and under the Plan of Merger, will not conflict with or constitute a default under the Articles of Incorporation or By-Laws of Purchaser or ATTI or to the knowledge of Purchaser or ATTI, any material contract, agreement, note, debt instrument, security agreement, mortgage, arrangement, commitment or plan to which Purchaser or ATTI is a party, or under which Purchaser or ATTI may be obligated, or by which Purchaser or ATTI or any of its material rights, properties or assets may be subject or bound.

            1.46 Litigation. There are no actions, suits or proceedings pending, or to the knowledge of Purchaser and ATTI, threatened in writing against Purchaser or ATTI, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to Purchaser or ATTI, would have a material adverse effect on the ability of Purchaser or ATTI to perform its respective obligations hereunder.

                                    ARTICLE 7

                       Conditions of Closing Applicable to
                               Purchaser and ATTI

            The obligations of Purchaser and ATTI under this Agreement are subject to the following conditions precedent:

            1.47 No Termination. Neither Purchaser nor the Company shall have terminated this Agreement pursuant to Section 9.1 hereof.

            1.48 Bring-Down of Warranties. The warranties and representations made herein by the Company and the Shareholders to Purchaser and ATTI shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and the Company and the Shareholders shall have performed and complied in all material respects with all agreements, covenants and conditions on their respective parts required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser and ATTI shall have received a certificate executed by the Company and the Shareholders to the foregoing effect.

            1.49 No Injunction. No court or other governmental Person shall have issued an order which shall be in effect on the Closing Date restraining or prohibiting the consummation of the transactions contemplated hereby.

            1.50 Necessary Proceedings. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in all material respects and in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of such documents as Purchaser and its counsel may reasonably request in connection with said transactions.

            1.51 Regulatory Approval. The approval or consent of all United States agencies and all state and local governmental bodies and agencies as may be necessary to consummate the transactions contemplated hereunder shall have been received.

            1.52 Schedules. All amendments or supplements to the Schedules hereto made by the Company pursuant to Section 3.1(b) hereof which are individually or in the aggregate material to the business, operations or financial condition of the Company shall be acceptable to Purchaser and ATTI.

            1.53 Resignations. The directors and officers of the Company shall have resigned their positions as such as of the Closing Date.

            1.54 Addendum to Stockholders Agreement. The Shareholders shall have executed and delivered to Purchaser an Addendum to Stockholders Agreement in the form submitted by Purchaser, pursuant to which each of the Shareholders agrees to become a party to the Stockholders Agreement and be bound by all of the terms thereof.

            Except for the condition set forth in Section 7.5 hereof, Purchaser and ATTI shall have the right to waive any of the foregoing conditions precedent.

                                   ARTICLE 8

      Conditions to Closing Applicable to the Company and the Shareholders

            The obligations of the Company and the Shareholders under this Agreement are subject to the foregoing conditions precedent:

            1.55 No Termination. Neither Purchaser nor the Company shall have terminated this Agreement pursuant to Section 9.1 hereof.

            1.56 Bring-Down of Warranties. All warranties and representations made by Purchaser and ATTI herein to the Company shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser and ATTI shall have performed and complied in all material (except for the payment obligations which shall be absolute) with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date; and at the Closing, the Company shall have received a certificate executed by the President or any Vice President of each of Purchaser and ATTI to the foregoing effect.

            1.57 No Injunction. No court or other governmental Person shall have issued an order which shall be in effect on the Closing Date restraining or prohibiting the consummation of the transactions contemplated hereby.

            1.58 Necessary Proceedings. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement (including the approval of this Agreement by the Board of Directors of Purchaser and ATTI) and all documents incident thereto shall be reasonably satisfactory in all material respects and in form and substance to the Company, the Shareholders and their respective counsel, and the Company, the Shareholders and such counsel shall have received copies of such documents as they and counsel may reasonably request in connection with the transactions.

            1.59 Regulatory Approval. The approval or consent of all United States agencies and all state and local governmental bodies and agencies as may be necessary to consummate the transactions contemplated hereunder shall have been received.

            Except for the condition set forth in Sections 8.5 hereof, the Company and the Shareholders shall have the right to waive any of the foregoing conditions precedent.

                                    ARTICLE 9

                                   Termination

            1.60 Termination Events. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

            (1) By mutual agreement of Purchaser and the Company (and the Shareholders);

            (2) By Purchaser or the Company (and the Shareholders), if at or before the Closing any condition set forth herein for the benefit of Purchaser or the Company (and the Shareholders), respectively, shall not have been timely met and cannot be met on or before the Closing Date and has not been waived, provided that the terminating party has not defaulted in any material respect in the performance of any of its obligations under this Agreement;

            (3) By Purchaser or the Company, if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before June 30, 1998, or such later date as may have been agreed upon in writing by the parties hereto, provided that any such failure to close is not due to any default in any material in the performance of any obligation under this Agreement by the terminating party;

            (4) By Purchaser, if any warranty or representation made herein for the benefit of Purchaser or in any certificate, schedule, or documents furnished to Purchaser pursuant to this Agreement is untrue in any material respect or the Company or the Shareholders shall have defaulted in any material respect in the performance of any material obligation under this Agreement;

            (5) By the Company, if the board of Directors of Purchaser and/or ATTI have not approved this Agreement (and notified the Company of the same in writing) on or before June 18, 1998.

            1.61 Effects of Termination.

            (1) In the event of any termination of this Agreement pursuant to
      Section 9.1, this Agreement shall forthwith become void and have no further effect, and there shall be no liability on the part of any party hereto.

            (2) Notwithstanding any other provision of this Agreement, no termination of this Agreement shall release any party from liability for any breach of its obligations hereunder or any misrepresentation or other violation of the terms and conditions of this Agreement.

                                  ARTICLE 10

                                Indemnification

            1.62 Indemnification of Purchaser. The Shareholders jointly and severally agree to indemnify Purchaser and to hold it harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including, without limitation, attorneys' and accountants' fees) (collectively, "Losses") of or against Purchaser or ATTI resulting from:

            (1) any misrepresentation or breach of any warranty or representation of the Company or the Shareholders, or any of them, in this Agreement or in any document, instrument or agreement executed and/or delivered pursuant to or in connection with this Agreement by Shareholders;

            (2) any breach or nonfulfillment of any agreement or covenant of the Company or the Shareholders, or any of them, contained in this Agreement or in any certificate, document or instrument executed and/or delivered pursuant to or in connection with this Agreement by Shareholders;

            (3) any assessments, claims or liabilities (including interest and penalties) for federal, state or local income, sales, use, franchise or other taxes relating to, imposed upon or assessed against the sales, income, property or business of the Company for all periods prior to the Closing Date, except for any federal, state or local tax liabilities which are identified as such and fully reflected as a current liability on the Balance Sheet; and

            (4) third party claims (including fines and penalties sought to be imposed or enforcement proceedings commenced by governmental agencies) based upon, alleging or arising out of any act, omission or occurrence on or before the Closing Date, including, without limitation, any claim for nonperformance or breach of contract, any claim for worker's compensation or unemployment compensation, and/or claims for personal injury or for property damage.

            1.63 Indemnification of Shareholders. Purchaser agrees to indemnify the Shareholders and to hold them harmless from and against any and all Losses of or against the Shareholders resulting from:

            (1) any misrepresentation or breach of any warranty or representation of Purchaser in this Agreement or in any document, instrument or agreement executed and/or delivered by Purchaser pursuant to or in connection with this Agreement;

            (2) any breach or nonfulfillment of any agreement or covenant of the Purchaser contained in this Agreement or in any certificate, document or instrument executed and/or delivered by Purchaser pursuant to or in connection with this Agreement; and

            (3) third party claims (including fines and penalties sought to be imposed or enforcement proceedings commenced by governmental agencies) based upon, alleging or arising out of any act, omission or occurrence after the Closing Date, including, without limitation, any claim for nonperformance or breach of contract, any claim for worker's compensation or unemployment compensation, and/or claims for personal injury or for property damage.

            1.64 Procedure Relative to Indemnification.

            (1) If a party shall claim that it is entitled to be indemnified pursuant to the terms of this Article, it (the "Claiming Party") shall so notify the party or parties against which the claim is made (the "Indemnifying Party") in writing of such claim within sixty (60) days after the Claiming Party receives notice of any action, proceeding, demand or assessment or otherwise has received notice of any claim of a third party that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such failure. Such notice shall specify the breach of representation, warranty or agreement claimed by the Claiming Party and the Losses incurred by or imposed upon the Claiming Party on account thereof. If such Losses are liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

            (2) The following provisions shall apply to any claim of the Claiming Party which is based upon (i) a suit, action or proceeding filed or instituted by any third party, or (ii) any form of proceeding or assessment instituted by any governmental entity:

            (1) The Indemnifying Party shall, upon receipt of such written notice and at its expense, actively and in good faith defend such claim in its own name or, if necessary, in the name of the Claiming Party; provided, however, that if the proceeding involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under this Agreement is being sought, such matter shall be within the sole responsibility of the Claiming Party and its counsel. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, and the Claiming Party shall have the right, at its expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld).

            (2) If the Indemnifying Party notifies the Claiming Party that it disputes any claim made by the Claiming Party and/or it fails to defend such claim actively and in good faith, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim upon three (3) days notice to, but without the consent of, the Indemnifying Party. Once the amount of such claim is liquidated and the claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Agreement and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including, without limitation, all reasonable attorneys' fees which may be incurred by the Claiming Party in enforcing or attempting to enforce indemnification under this Agreement, whether the same shall be enforced by suit or otherwise.

            1.65 Limitation on Indemnification Liabilities.

            (1) Any claims asserted by the Shareholders against Purchaser on account of Losses arising under Section 10.2 must be asserted in writing within three (3) years from the Closing Date.

            (2) Any claims asserted by Purchaser against the Shareholders on account of Losses resulting from any misrepresentation or breach of any warranty or representation of the Company or the Shareholders set forth in this Agreement must be asserted in writing within three (3) years of the Closing Date.

            (3) Shareholders will not be obligated to indemnify, defend or hold Purchaser harmless pursuant to Section 10.1 and unless the aggregate Losses of or against Purchaser as a result of the matters described in Sections 10.1(a), (b) or (c) exceed $10,000.

                                   ARTICLE 11

                             Covenant Not to Compete

            1.66 Definitions. For purposes of this Article 11, the following definitions apply:

            (1) "Competitive Business" means any business (i) which sells, resells, services, leases, rents distributes or maintains any of the products or services, or both, which the Company sold, resold, serviced, leased, rented, distributed or maintained at any time during the five (5) year period immediately prior to the Closing Date or (ii) which otherwise competes with the Company in the sale, resale, service, lease, rental, distribution or maintenance of telecommunication products or services, anywhere within the Restricted Territory.

            (2) "Competitive Product or Service" means the products and services described in clauses (i) and (ii) of the definition of Competitive Business set forth in subparagraph (a) above including, specifically, the NEAX 2400 phone system product line (the "NEAX 2400") manufactured by NEC America, Inc. ("NEC") or a successor NEC flagship PBX product should the NEC NEAX 2400 system evolve or be discontinued.

            (3) "Confidential Information" means (i) all technical information relating to the Company; (ii) any information concerning any product or service under development by, or being tested by, the Company but not yet offered for sale; (iii) any information concerning the pricing policies of the Company, the prices charged by the Company to any Customer, the volume of orders of any Customer, any bids or negotiations being submitted by or being conducted by the Company and all other information concerning the transactions of the Company with any Customer or proposed Customer; (iv) any information concerning the marketing programs or strategies of the Company; (v) any financial information concerning the salaries or wages paid to, the work records of or any other personnel information relating to any employee of the Company; and (vi) any other information determined by the Company to be confidential and proprietary and which is identified as confidential and proprietary prior to or at the time of its disclosure to the Shareholders. Notwithstanding the foregoing, no information will be considered to be Confidential Information which (i) was generally available to the public on the date of this Agreement, (ii) is disclosed or published after the date hereof through no fault of the Shareholders, or (iii) becomes general public information without disclosure by the Shareholders after the date hereof.

            (4) "Customer" means any person or entity regardless of where located to whom the Company has (i) at any time sold products or services, or both, or (ii) at any time during the three (3) year period immediately prior to and including the Closing Date, solicited to sell products or services, or both.

            (5) "Related Entity" means Purchaser and any other entity which, directly or indirectly, controls or is controlled by or is under common control with Purchaser.

            (6) "Restricted Period" means the five (5) year period immediately after the Closing Date.

            (7) "Restricted Territory" means the States of Washington and
      Oregon.

            (8) "Supplier" means any person or entity regardless of where located from whom the Company has purchased or solicited to purchase products or services, or both, during the three (3) year period immediately prior to and including the Closing Date.

            (9) "Authorized NEC NEAX 2400 Dealer" means an entity which has an executed agreement in effect with NEC which authorizes the entity to market, install and service the NEAX 2400 product line (or a successor NEC flagship PBX product should the NEAX 2400 product line evolve or be discontinued) within a specified geographical area with the complete support of and access to NEC.

            1.67 Non-Competition. Each Shareholder covenants and agrees that he will not, during the Restricted Period, directly or indirectly, whether as agent, stockholder (except as the holder of stock of Purchaser or of not more than 5% of the stock of any publicly held company, provided such Shareholder does not participate in the business of that publicly held company or render advice or assistance to it), employee, officer, director, trustee, partner, consultant, proprietor or otherwise, except on behalf of Purchaser, ATTI or any Related Entity:

            (1) acquire an ownership interest in, engage in or render advice or assistance to any Competitive Business anywhere within the Restricted Territory; or

            (2) entice or attempt to entice any of the Suppliers or Customers so as to cause, or attempt to cause, any Supplier or Customer not to do business, or reduce its business, with the Company or to purchase any Competitive Product or Service; or

            (3) hire or attempt to hire any employees, contractors or agents of any Related Entity, or attempt to induce any of those parties to leave their employment, agency or independent contractor relationship with a Related Entity.

            1.68 Confidentiality. Each Shareholder covenants and agrees that he will not, at any time during the Restricted Period, directly or indirectly, disclose any Confidential Information to any person or entity other than an employee or agent of any Related Entity having the need to know that information in the ordinary course of business.

            1.69 Remedies in the Event of Breach. Each Shareholder recognizes that irreparable injury may result to the Purchaser and Related Entities and their businesses and properties in the event of a breach by the Shareholders of the restrictions imposed by this Agreement, and each Shareholder's acceptance of those restrictions was a material factor in Purchaser's decision to enter into this Agreement and consummate the transactions contemplated in this Agreement. A Shareholder's engagement in any act in violation of this Agreement will entitle the Purchaser or a Related Entity or both, in addition to any other remedies and damages available to them, to an injunction prohibiting the offending Shareholders from engaging in those acts.

            1.70 Reasonableness of Restrictions. The Shareholders acknowledge
(i) that they are familiar with the nature of the Company's business and its products and services; (ii) that Shareholders have read and understand the nature and scope of the restrictions imposed by this Agreement; and (iii) that the Purchaser has invested and will continue to invest substantial effort and sums of money to develop and promote the products and services and goodwill of the Related Entities. THE SHAREHOLDERS THEREFORE ACKNOWLEDGE AND REPRESENT THAT THE SCOPE OF THOSE RESTRICTIONS ARE APPROPRIATE, NECESSARY AND REASONABLE FOR THE PROTECTION OF THE BUSINESS, GOODWILL AND PROPERTY RIGHTS OF PURCHASER, ATTI AND ANY OTHER RELATED ENTITY AND WILL NOT PREVENT THE SHAREHOLDERS FROM EARNING A LIVING SUBSEQUENT TO THE DATE OF THIS AGREEMENT.

            1.71 Termination of Non-competition. Notwithstanding anything in the foregoing to the contrary, the non-competition restrictions of Section 11.2(a) shall not apply to a Shareholder with respect to the sale, installation or service of the NEAX 2400 or successor NEC product line within the Restricted Territory where a Related Entity is not an Authorized NEC NEAX 2400 Dealer or where such Related Entity has not actively tried to sell, install or service the Competitive Product or Service during the immediately preceding one year period. A Related Entity shall be deemed to have "actively tried to sell, install or service" the Competitive Product or Service in a part of the Restricted Territory if it is servicing a customer which has a NEAX 2400 and has made a proposal to obtain a new NEAX 2400 customer or sell a new NEAX 2400 or successor NEC system within the immediately preceding one year period. Additionally, after a Shareholder's employment by ATTI or a Related Entity has terminated, any entry by a Related Entity into an area which is not part of the Restricted Territory shall have no effect on the Shareholder, whether or not the Shareholder is then active in such area and shall be as if the Related Entity did not enter such area.

                                  ARTICLE 12

            Miscellaneous 1.72 Expenses.

            (1) The Shareholders shall pay for all attorneys' fees and other legal costs and expenses, all investment banking or business brokerage fees and all accountants' fees and other accounting costs and expenses incurred by the Company and the Shareholders in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

            (2) Except as provided in Section 4.1 of this Agreement or in subsection (c) below, each of Purchaser and ATTI shall pay all attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses incurred by it in connection with its negotiation, preparation and execution of this Agreement and its consummation of the Merger and the other transactions contemplated hereby;

            (3) If Closing of the Merger occurs, the Purchaser will pay the cost of the financial due diligence investigation of the Company for the period ended December 31, 1997, conducted by Ernst and Young prior to Closing. If Closing does not occur by reason of the discovery by Purchaser, prior to Closing, of a material adverse condition or fact with respect to the Company or the Shareholders, the Shareholders will be responsible for one-half of the cost of the Ernst and Young financial audit up to a maximum amount of $5,000.

            1.73 Financial Advisors' Fees. Except for the retention of Pacific Acquisition by the Company and the Shareholders, and except for attorneys and accountants for the respective parties, none of the Company, the Shareholders, Purchaser or ATTI has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the Merger or any other transaction contemplated hereby

            (1) The Company and the Shareholders have agreed to pay a commission to Pacific Acquisition pursuant to a separate agreement. Such commission shall be paid by the Company and the Shareholders from the cash proceeds of the Merger.

            (2) Agency Disclosure. Pacific Acquisition represents that it has represented the Company and the Shareholders in this transaction and that it has not had any agency relationship with the Purchaser or ATTI.

            1.74 Accrued Vacation Pay. At Closing, ATTI will make the following payments in respect of accrued vacation pay of certain employees of the Company:

                  ----------------------------------
                  Michael Lopata         $12,022.40
                  ----------------------------------
                  William Whitney         $4,147.37
                  ----------------------------------
                  Gregory Lopata          $1,809.47
                  ----------------------------------

As of the Effective Time of the Merger, Michael Lopata, William Whitney and Greg Lopata will each have 120 hours of accrued vacation on the books and records of ATTI. Accrued vacation benefits of all other employees of the Company to be employed by ATTI will be transferred to and assumed by ATTI. All accrued vacation benefits of employees of the Company not used in the one year following the Closing, shall be paid to such employees in cash.

            1.75 Survival of Warranties and Representations. The warranties and representations of the Company contained in this Agreement shall survive the Effective Time of the Merger.

            1.76 Entire Agreement. This Agreement (including all Schedules and the Exhibits hereto and any other agreements executed and delivered herewith) contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to such subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

            1.77 Pre-Closing Publicity. Prior to the Closing Date, all notices to third parties and all other publicity relating to the transaction contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Purchaser and the Company. Prior to the Closing Date, none of the parties hereto shall act unilaterally in this regard without the prior written approval of the others, such approval not to be unreasonably withheld.

            1.78 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument.

            1.79 Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

            1.80 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. None of Purchaser, ATTI nor the Company or any of the Shareholders may assign or transfer any of its or his rights or obligations under this Agreement, except with the prior written consent of the other parties.

            1.81 No Third Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give any Person other than the parties hereto any legal or equitable rights hereunder, except as otherwise set forth in Section 10.1 hereof.

            1.82 Governing Law and Consent to Jurisdiction. THE VALIDITY, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF MINNESOTA, EXCLUDING THE "CONFLICT OF LAWS" RULES OF THAT STATE.

            1.83 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by facsimile, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three Business Days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and addressed as follows:

      To the Company or Shareholders:     Tele-Contracting Specialists, Inc.
                                          8528 154th Avenue N.E.
                                          Redmond, Washington  98052
                                          Attention:  Mr. Michael D. Lopata
                                          Phone: (425) 556-5021
                                          Fax:   (425) 556-5029

            To Purchaser or ATTI:         Advanced Telecommunications, Inc.
                                          730 Second Avenue South
                                          Suite 410
                                          Minneapolis, Minnesota  55402
                                          Attention:  Michael J. Karangelen
                                          Phone: (612) 376-4400
                                          Fax:   (612) 376-4411

            With a copy to:               David L. Mitchell, Esq.
                                          Robins, Kaplan, Miller & Ciresi L.L.P.
                                          2800 LaSalle Plaza
                                          800 LaSalle Ave.
                                          Minneapolis, Minnesota  55402-2015
                                          Phone: (612) 349-8282
                                          Fax:   (612) 339-4181

or to such other addresses as may be specified by any party hereto to the other parties pursuant to notice given by such party in accordance with the provisions of this Section 12.12.

            1.84 Schedules. A disclosure contained in any item of any Schedule or in any section of this Agreement shall constitute a disclosure for all relevant items of the Schedules and all relevant sections of this Agreement.

            1.85 No Waiver. The failure of any party at any time or times to require the performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. The waiver by any party of any condition, or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

            The parties hereto have duly executed this Agreement on the day and year first above written.

ADVANCED TELECOMMUNICATIONS, INC.       AMERICAN TELEPHONE
                                        TECHNOLOGY, INC.

By:                                     By:
   --------------------------------        -------------------------------------
      Cliff D. Williams                            Sheldon Allen
      Chief Executive Officer                      President


TELE-CONTRACTING SPECIALISTS, INC.

By:
   -------------------------------         -------------------------------------
      Michael D. Lopata                    MICHAEL D. LOPATA
      President
                                           -------------------------------------
                                           WILLIAM S. WHITNEY

                                   EXHIBIT A

                                PLAN OF MERGER

            This Plan of Merger (this "Plan of Merger"), dated as of July ___, 1998, is by and between Tele-Contracting Specialists, Inc., a Colorado corporation (the "Company"), and American Telephone Technology, Inc., a Minnesota corporation ("ATTI").

                                    RECITALS:

            A. The Company has authorized capital stock of 10,000 shares of common stock, with no par value (the "Common Stock"), of which 1,000 shares are outstanding as of the date hereof.

            B. ATTI is a wholly-owned subsidiary of Advanced Telecommunications, Inc., a Minnesota corporation ("Purchaser").

            C. The Company, ATTI and Purchaser have entered into an Agreement dated as of July __, 1998 (the "Merger Agreement") containing certain warranties, representations, covenants, and agreements in connection with the transactions contemplated therein and herein.

            D. The Company, ATTI and Purchaser desire to have the Company merge with and into ATTI pursuant to the terms and conditions set forth in this Plan of Merger.

            NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree that the Company and ATTI shall be merged and that the terms and conditions of such merger and the mode of carrying the same into effect shall be as follows:

            13. Merger.

            13.1 Merger. Pursuant to the applicable laws of Colorado and Minnesota, the Company shall merge with and into ATTI, and ATTI shall be the surviving corporation after the merger and shall continue to exist as a corporation created and governed by the laws of Minnesota.

            13.2 Surviving Corporation. At the Effective Time of the Merger (as hereinafter defined):

                  1. The separate existence of the Company shall cease (ATTI and the Company are sometimes collectively referred to herein as the "Constituent

            Corporations" and ATTI after the Merger is sometimes referred to herein as the "Surviving Corporation").

                  2. The By-Laws of ATTI in effect immediately prior to the
            Effective Time of the Merger shall be the By-laws of the Surviving Corporation until altered, amended or repealed in accordance with the Articles of Incorporation of the Surviving corporation and applicable law.

                  3. The initial directors and officers of the surviving
            corporation shall be as follows:

       DIRECTORS                         OFFICE

       Cliff Williams                    Chief Executive Officer
       Paul Cady                         Chief Operating Officer
       Sheldon Allen                     President
       Greg Griffiths                    Vice President
       Michael Lopata                    Vice President
       Robert Pickens                    Secretary/Treasurer
       Michael Karangelen
       William Whitney (Ex officio)

                  4. The Merger shall, from and after the Effective Time of the
            Merger, have all of the effects provided by applicable law.

            13.3 Effectiveness of Merger.

                  1. If all of the conditions precedent to the obligations of each of the Company and the Purchaser as set forth in the Merger Agreement shall have been satisfied or, to the extent permitted, waived, articles of merger executed by duly authorized officers of each of the Company and ATTI, complying in all respects with the Colorado Business Corporation Act and the Minnesota Business Corporation Act shall be filed with the Secretaries of State of Colorado and Minnesota.

                  2. The "Effective Time of the Merger" shall be the time when the Plan of Merger and all other necessary documents (including, but not limited to, articles of merger) and certificates with respect thereto are accepted for filing by the Secretaries of State of Colorado and Minnesota.

            13.4 Shares of Constituent Corporations. The manner and basis of exchanging the capital stock of the Company for cash and the Stock of Purchaser upon the Effective Time of the merger shall be as follows:

            Each share of Company Stock which shall be outstanding immediately prior to the Effective Time of the Merger and all rights in respect thereof shall be exchanged for cash and/or shares of Purchaser's Stock having an agreed value of One Hundred Twenty-six Dollars and Sixty-five Cents ($126.65) per share. From and after the Effective Time of the Merger, each holder of an outstanding certificate representing Company Stock shall surrender the same to Purchaser. Until so surrendered, the outstanding shares of Company Stock which are to be converted into the stock of Purchaser as provided herein, may be treated by Purchaser for all corporate purposes as evidencing the ownership of shares of Purchaser as though the surrender and exchange had taken place.

14.   Termination.

            14.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time of the Merger by the Company or ATTI, by written notice to the other party hereto if either such party has terminated the Merger Agreement in accordance with its terms.

            14.2 Effects of Termination.

                  1. Subject to Sections 2.2.B, in the event of any termination of this Plan of Merger pursuant to Section 2.1, this Plan of Merger shall forthwith become void and have no further effect, and there shall be no liability on the part of any party hereto.

                  2. Notwithstanding any other provision of this Plan of Merger
            (including Section 2.2.A), no termination of this Plan of Merger shall release any party from liability for any knowing and intentional breach of its obligations hereunder.

            15. Further Assurances. In case at any time after the Effective Time of the Merger any further action is reasonably necessary or desirable to carry out the purposes of this Plan of Merger or to vest Purchaser with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the Company and ATTI and their respective officers and directors shall take all such reasonably necessary action.

            16. Amendment. At any time prior to the Effective Time of the Merger, this Plan of Merger may be amended by the parties hereto by an agreement in writing authorized by their respective Boards of Directors.

            IN WITNESS WHEREOF, the parties have duly executed this Plan of Merger as of the date first above written.

                                       AMERICAN TELEPHONE TECHNOLOGY, INC.
                                       By:
                                          --------------------------------
                                          Sheldon Allen
                                          President


                                       TELE-CONTRACTING SPECIALISTS, INC.

                                       By:
                                          --------------------------------
                                          Michael Lopata
                                          President

                                 SCHEDULE 4.1
                                Pending Closing

As disclosed in Due Diligence, one employee (Kathleen M. Dort) has resigned her position with the Company since the beginning of the Due Diligence period.

                                 SCHEDULE 5.2
                             Foreign Qualification

TSI is a Colorado Corporation and registered and in good standing with the State of Colorado. TSI maintains fixed offices in both the States of Washington and Oregon. TSI is current in its tax filings, unemployment payments, workers compensation payments, and withholding payments in Washington and Oregon.

TSI is not registered as a foreign corporation in Washington or Oregon.

                                 SCHEDULE 5.3
                                  Investments

With the exception of a small amount (90 shares) of Lamonts corporate stock, TSI does not own any securities or direct or indirect interest in any person or entity. The 90 Lamonts shares were awarded to TSI in conjunction with Lamonts' bankruptcy reorganization and in payment for a long past due debt incurred prior to Lamonts' bankruptcy.

                                 SCHEDULE 5.4
                                 Capital Stock

TSI's authorized capital consists of 10,000 shares of Common Stock, of which 1,000 are issued and outstanding. TSI's shareholders (Michael Lopata (750 shares) and William Whitney (250 shares)) will be able to transfer all shares free and clear on the closing date.

                                 SCHEDULE 5.8
                                 Real Property

1. Lease dated August 29, 1996 to 8528 - 154th Ave. N.E., Redmond, WA 98052 (Building P).

      >> Premises: 3,847 sq. ft.

      >> Landlord: Teachers Insurance & Annuity Association Teachers Insurance & Annuity Association.

      >> Term: 60 months commencing October 1, 1996 until September 30, 2001; one option to renew the term for an additional 60 months on same terms and conditions except for rent to be determined by the landlord.

      >>    Rent: $3,975 with increase to $4,372 on October 1, 1999.

      >> Operating Expenses: Tenant pays proportionate share of all operating expenses as additional rent.

      >>    Security Deposit: $4,372.

      Under Section 19 of this lease, the contemplated merger is deemed a voluntary assignment of the lease and the tenant may not assign without the prior written consent of the landlord which the landlord may withhold or condition in its sole discretion. If tenant requests the landlord's consent to a proposed assignment, tenant must pay to the landlord, whether or not consent is ultimately given, $100 or landlord's reasonable attorneys' fees incurred in connection with such request, whichever is greater.

2. Lease dated August 29, 1996 to 8528 - 154th Ave. N.E., Redmond, WA 98052 (Building N).

      >>    Premises: 1,050 sq. ft.

      >>    Landlord: Teachers Insurance & Annuity Association.

      >> Term: 60 months commencing October 1, 1996 through September 30, 2001; one option to extend the term for an additional 60 month term upon the same terms and conditions except for rent which is to be determined by the landlord.

      >> Rent: $1,155 per month, adjusted October 1, 1999 to $1,270 per month.

      >> Operating Expense: Tenant is responsible for its pro rata share of all of the building operating expenses as additional rent.

      >>    Security Deposit: $1,270.

      This lease is identical with the lease described in paragraph 1 above except for the square footage and, consequently, the base rent. These premises have been subleased to CoreNet Services, Inc. for the period October 1, 1997 through September 30, 1999. The same provisions concerning the landlord's consent apply to this lease.

3.    Lease dated May 28, 1996 to 1400 N.W. Compton Drive, Beaverton, OR.

      >>    Premises: 665 rentable sq. ft. in Amber Glen Business Center, Suite
            215.

      >>    Landlord: Science Park Limited Partnership I.

      >> Term: 2 years commencing July 1, 1996 and terminating on July 1, 1998; no options to renew.

      >>    Rent: $498.75 per month plus tenant's share of operating expenses.

      >>    Security Deposit: $500.

      TSI may not voluntarily or by operation of law (e.g., merger) assign the premises without the prior written consent of the landlord which will not be unreasonably withheld. In addition, the landlord has the right to terminate this lease under Section 14.3 if the tenant requests the landlord's consent to assign 50% or more of its interest in the lease.

                                 SCHEDULE 5.10
                             Compliance with Laws

The Company has not obtained certificates of authority to do business as a foreign corporation in Washington or Oregon.

                                 SCHEDULE 5.13
                     Undisclosed Balance Sheet Liabilities

Additionally, as of 5/21/98 TSI is obligated to complete the following tasks for which no additional revenue will be received:

Whidbey General Hospital:           Send one Whidbey General Hospital employee
                                    through an AVT training seminar at a cost of $750.00;

                                    Conduct one two day training seminar;

                                    Complete miscellaneous programming changes through the acceptance period;

                                    We expect the 30 day acceptance period to begin no later than 5/22/98. The system has performed perfectly since cutover and we have no reason to believe it will not be completely accepted. However, Whidbey General has the ability to reject the system and obtain a complete refund should the system not meet stated performance criteria.

 In General:                        TSI may have a small quantity of client
                                    obligations which are considered typical and normal in this industry to maintain client goodwill and satisfaction. It is not expected but it would not be surprising if some invoices have to be adjusted or a part supplied but TSI does not expect the sum of all outstanding (and unknown at this time) obligations to have more than a minor impact on the balance sheet.

                                 SCHEDULE 5.15
                                   Contacts

              Applied Voice Technology, Inc. dated March 19, 1993.

                                 SCHEDULE 5.16
                             Intellectual Property

 Trade/Corporate Name:  Tele-Contracting Specialists, Inc.

                                  SCHEDULE 5.17
                                      Taxes

As disclosed during the Due Diligence period TSI paid some employees bonuses at the end of 1997. These bonuses were paid outside of the payroll system. A small amount of payroll tax may be owed in the event TSI's books are audited for the specified period. TSI's shareholders (Michael Lopata and William Whitney) agree to pay the payroll taxes should the need arise following an IRS audit.

TSI has made all sales through its Washington based corporate office during the last three years. TSI technicians have been dispatched and have completed tasks in the following States during the past three years; Washington; Oregon; Alaska; Kentucky; Alabama; and Idaho.

TSI has undergone both a federal and state tax audit and the results of both audits have been submitted to ATI auditors by TSI.

                                  SCHEDULE 5.18
                                 Employee Plans

TSI has paid all employees (with the exception of Michael Lopata and William Whitney) a $1 benefit per RT hour in lieu of a company insurance/health plan. This was done at the employees' request.

                                 SCHEDULE 5.19
                                   Insurance

TSI currently has the following insurance policies in effect:

      StateFarm 98-CT-0408-4 Property and General Liability Effective
           2/14/98-2/14/99, $5,598.00 annual premium.

      State Farm L057162F21-47A Automobile
           Effective 12/21/97-12/21/98, $4,309.00 annual premium.

                                 SCHEDULE 5.21
                              Condition of Assets

Michael Lopata owns personally a Micron laptop computer on which he maintains information concerning the Company.

                                 SCHEDULE 5.22
                         Transactions with Affiliates

 None.

                                 SCHEDULE 5.24
                              Product Warranties

[Attach copies of standard purchase agreement, maintenance agreement, and work ticket]

                                 SCHEDULE 5.25
                                   Employees

      Mike Lopata
      Bill Whitney
      Courtney Templeton
      Steve Lamberson
      Michelle Newlin
      Greg Lopata
      Brian Webber
      Ken Toombs

Commission plan relative to Steve Lamberson. When Steve was hired he was to receive a sales commission on all approved sales. During the beginning of his employment he did receive a few commission checks but his failure to satisfy any reasonable sales quota has resulted in his receiving his salary but not receiving any commission checks. This was not a written policy, but one which was reached verbally between Steve and Bill Whitney to enable him to maintain his position with the company.

It had been TSI's desire to see Steve succeed and we have kept him on the payroll through the long negotiation between TSI and ATI. TSI does not see any potential liability in this area. It is TSI's assumption Steve will be absorbed into the ATTI sales staff and he will be subjected to the policies and procedures of the position he accepts.

                                  SCHEDULE 5.27
                                Licenses; Permits

      None.

                                  SCHEDULE 5.28
                              Customers; Suppliers

                                    CUSTOMERS

      1997 Top 15 Clients By Sales Volume:

           Alaska Airlines                 $281,935.00
           Clinitech                       $210,690.00
           Vancouver Clinic                $154,722.00
           Holland America                 $138,357.00
           Mason General                   $125,877.00
           Lone Star Northwest             $119,714.00
           Clark County                    $100,117.00
           OGI Telecomm                    $ 89,813.00
           CMI                             $ 73,155.00
           Horizon House                   $ 50,097.00
           IMS                             $ 32,073.00
           World Technology                $ 28,619.00
           Travel Unlimited                $ 24,181.00
           Super Valu                      $ 24,049.00
           Couer D'Alene Resort            $ 23,871.00

                                   SUPPLIERS

           None.

                                 SCHEDULE 5.29

                         Accounts; Safe Deposit Boxes

 TSI maintains two bank accounts as follows:

      Key Bank of Washington, #0082201955; and
      Key Bank of Washington, #471821000661

 The authorized signers on both accounts are:

      Michael D. Lopata, President; and
      Laura S. Lopata, Secretary/Treasurer.

                                    I N P U T
 AUTHOR: Mitchell, David X 8592/8282 Flr 27           DATE/TIME:
         ---------------------------------------                ---------------

 ATTORNEY TIME NUMBER: 164                            DATASET: MP2
                       -------------------------              -----------------

 FILE NO.: 028302-0028                                DATE/TIME NEEDED:
           -------------------------------------

 DOC# AND VERSION: 1178600-6                          ORIGINAL TYPIST:
                   -----------------------------                      ---------

Acquisition Agreement and Plan of Merger ATI & TCSI
Note: Word Processing only works on the most recent version.

 FINAL FORMAT:    81/2x 11    Single Spaced Input Ethical Wall?   No
                  --------    -------------------                 --
                  Right Justified?   Yes                    DATE/TIME DELIVERED:
                                     ---

                   FOR BLACKLINED DOCUMENTS: PLEASE CIRCLE ONE

            Continue Blacklining Blackline NEW changes only Copy and create new document called:
                  Other:

 SPECIAL INSTRUCTIONS:
                                R E V I S I O N S

 TO BE COMPLETED BY ATTORNEY                          TO BE COMPLETED BY W.P.

             DATE/TIME                                                               DATE/TIME
ATTORNEY     DELIV.NEEDED        DRAFT      FINAL      PROOFED           SPECIALIST  DELIVERED
-----------------------------------------------------------------        ------------------------
Mitchel      6/12      6/12 ASAP     X                 Sandi             Sandi       6/12; 7:08p
-----------------------------------------------------------------        ------------------------

Mitchell     6/16/98   ASAP                     X                        COOP        6/16/98
                                                                                     13:56
-----------------------------------------------------------------        ------------------------

Mitchell     6/16/98   ASAP                     X                        COOP        6/16/98
                                                                                     16:05
-----------------------------------------------------------------        ------------------------

Mitchell     6/24/98   asap                     x                        Kampff      6/24/98
                                                                                     1:57 p
-----------------------------------------------------------------        ------------------------

Mitchell     6/25/98   asap                     x                        Kampff      6/25/98
                                                                                     10:23 pm
-----------------------------------------------------------------        ------------------------

Mitchell     6/25/98   asap                     x                        Kampff      6/25/98
                                                                                     1:38 pm
-----------------------------------------------------------------        ------------------------

Mitchell     7/10/98   asap                            x                 Kampff      7/10/98
-----------------------------------------------------------------        ------------------------